SUBADVISORY AGREEMENT

THIS AGREEMENT is made and entered into as of this 20th day of April 2009, by and between CLS INVESTMENTS, LLC (the "Adviser"), a Nebraska limited liability company located at located at 4020 South 147th Street, Omaha, Nebraska 68137 and HORIZON INVESTMENTS, LLC (the “Sub-Adviser”), a South Carolina limited liability company located at 7401 Carmel executive Park, Suite 106, Charlotte, North Carolina 28226, with respect to the Reservoir Fund (the “Fund”), a series of the ADVISORONE FUNDS, a Delaware statutory trust (the “Trust”).

WITNESSETH:

WHEREAS, the Trust is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser and Sub-Adviser are each registered as investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”)

WHEREAS, the Adviser has, pursuant to an Investment Advisory Agreement with the Trust dated as of the 7th day of May, 2003, as amended (the “Advisory Agreement”), been retained to act as investment adviser for the Fund;

WHEREAS, the Adviser represents that the Advisory Agreement permits the Adviser to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Adviser desires to retain Sub-Adviser to assist it in the provision of a continuous investment program for that portion of the Fund’s assets that the Adviser will assign to the Sub-Adviser, and Sub-Adviser is willing to render such services subject to the terms and conditions set forth in this Agreement,

NOW, THEREFORE, the parties do mutually agree and promise as follows:

1.

Appointment as Sub-Adviser.  The Adviser hereby appoints the Sub-Adviser to act as investment adviser for and to manage all of the assets of the Fund (the “Assets”) subject to the supervision of the Adviser and the Board of Trustees of the Trust and subject to the terms of this Agreement; and the Sub-Adviser hereby accepts such appointment.  In such capacity, the Sub-Adviser shall be responsible for the investment management of the Assets.  It is recognized that the Sub-Adviser and certain of its affiliates may act as investment adviser to one or more other clients, including, without limitation, investment companies and other managed accounts and that the Adviser and the Trust do not object to such activities.

2.

Duties of Sub-Adviser.

(a)

Investments.  The Sub-Adviser is hereby authorized and directed and hereby agrees, subject to the stated investment policies and restrictions of the Fund as set forth in the Fund’s prospectus (“Prospectus”) and statement of additional information (“SAI”) as currently in effect and, as soon as practical after the Trust, the Fund or the Adviser notifies the Sub-Adviser thereof, as supplemented or amended from time to time and subject to the directions of the Adviser and the Trust’s Board of Trustees, to monitor on a continuous basis the performance of the Assets and to conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Assets.  The Adviser agrees to provide the Sub-Adviser with such assistance as may be reasonably requested by the Sub-Adviser in connection with the Sub-Adviser’s activities under this Agreement, including, without limitation, providing information concerning the Fund, its Assets available, or to become available, for investment and generally as to the conditions of the Fund’s or the Trust’s affairs.

(b)

Compliance with Applicable Laws and Governing Documents.  In the performance of its services under this Agreement, the Sub-Adviser shall act in conformity with the Prospectus, SAI and the Trust’s Agreement and Declaration of Trust and By-Laws as currently in effect and, as soon as practical after the Trust, the Fund or the Adviser notifies the Sub-Adviser thereof, as supplemented, amended and/or restated from time to time (referred to hereinafter as the “Declaration of Trust” and “By-Laws,” respectively) and with the instructions and directions received in writing from the Adviser or the Trustees of the Trust and will conform to, and comply with, the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations.  Without limiting the preceding sentence, the Adviser promptly shall notify the Sub-Adviser as to any act or omission of the Sub-Adviser hereunder that the Adviser reasonably deems to constitute or to be the basis of any noncompliance or nonconformance with any of the Trust’s Declaration of Trust and By-Laws, the Prospectus and the SAI, the instructions and directions received in writing from the Adviser or the Trustees of the Trust, the 1940 Act, the Code, and all other applicable federal and state laws and regulations.

The Adviser will provide the Sub-Adviser with reasonable advance notice of any change in the Fund’s investment objectives, policies and restrictions as stated in the Prospectus and SAI, and the Sub-Adviser shall, in the performance of its duties and obligations under this Agreement, manage the Assets consistent with such changes, provided that the Sub-Adviser has received prompt notice of the effectiveness of such changes from the Trust or the Adviser.  In addition to such notice, the Adviser represents and warrants that it shall provide to the Sub-Adviser a copy of a modified Prospectus , SAI and any other related document or agreement reflecting such changes.  The Adviser represents, warrants and will ensure that the Prospectus and SAI will at all times be in compliance with all disclosure requirements under all applicable federal and state laws and regulations relating to the Trust or the Fund, including, without limitation, the 1940 Act, and the rules and regulations thereunder, and that the Sub-Adviser shall have no liability in connection therewith, except as to the accuracy of material information furnished in writing by the Sub-Adviser to the Trust or to the Adviser specifically for inclusion in the Prospectus and SAI.  The Sub-Adviser hereby agrees to provide to the Adviser in a timely manner such information relating to the Sub-Adviser and its relationship to, and actions for, the Trust as may be required to be contained in the Prospectus, SAI or in the Trust’s Registration Statement on Form N-1A and any amendments thereto.

(c)

Voting of Proxies.  The Adviser shall retain the responsibility for voting proxies of the Fund.  The Sub-Adviser agrees to assist the Adviser in evaluating any proxies received.

(d)

Agent.  Subject to any other written instructions of the Adviser or the Trust, the Sub-Adviser is hereby appointed the Adviser’s and the Trust’s agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents as the Sub-Adviser shall be requested by brokers, dealers, counterparties and other persons in connection with its management of the Assets.  The Sub-Adviser agrees to provide the Adviser and the Trust with copies of any such agreements executed on behalf of the Adviser or the Trust.

(e)

Brokerage.  The Sub-Adviser is authorized, subject to the supervision of the Adviser and the plenary authority of the Trust’s Board of Trustees, to establish and maintain accounts on behalf of the Fund with, and place orders for the investment and reinvestment, including without limitation purchase and sale of the Assets with or through, such persons, brokers (including, to the extent permitted by applicable law, any broker affiliated with the Sub-Adviser) or dealers (collectively “Brokers”) as Sub-Adviser may elect and negotiate commissions to be paid on such transactions.  The Sub-Adviser, however, is not required to obtain the consent of the Adviser or the Trust’s Board of Trustees prior to establishing any such brokerage account.  The Sub-Adviser shall place all orders for the purchase and sale of portfolio investments for the Fund’s account with Brokers selected by the Sub-Adviser.  In the selection of such Brokers and the placing of such orders, the Sub-Adviser shall seek to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services, as provided below.  In using its reasonable efforts to obtain for the Fund the most favorable price and execution available, the Sub-Adviser, bearing in mind the best interests of the Fund at all times, shall consider all factors it deems relevant, including price, the size of the transaction, the breadth and nature of the market for the security, the difficulty of the execution, the amount of the commission, if any, the timing of the transaction, market prices and trends, the reputation, experience and financial stability of the Broker involved, and the quality of service rendered by the Broker in other transactions.  The Sub-Adviser shall not consider a Broker’s sale of Fund shares when selecting the Broker to execute trades.  Notwithstanding the foregoing, neither the Trust, the Fund nor the Adviser shall instruct the Sub-Adviser to place orders with any particular Broker(s) with respect to the Assets.  Subject to such policies as the Trustees may determine, or as may be mutually agreed to by the Adviser and the Sub-Adviser, the Sub-Adviser is authorized but not obligated to cause, and shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused, the Fund to pay a Broker that provides brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) to the Sub-Adviser an amount of commission for effecting a Assets investment transaction that is in excess of the amount of commission that another Broker would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such Broker viewed in terms of either that particular transaction or the overall responsibility of the Sub-Adviser with respect to the accounts as to which it exercises investment discretion.  It is recognized that the services provided by such Brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser’s services to other clients.

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interests of the Fund with respect to the Assets as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution.  In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.  It is recognized that in some cases, this procedure may adversely affect the price paid or received by the Fund or the size of the position obtainable for, or disposed of by, the Fund with respect to the Assets.

(f)

Securities Transactions.  The Sub-Adviser and any affiliated person of the Sub-Adviser will not purchase securities or other instruments from or sell securities or other instruments to the Fund; provided, however, the Sub-Adviser or any affiliated person of the Sub-Adviser may purchase securities or other instruments from or sell securities or other instruments to the Fund if such transaction is permissible under applicable laws and regulations, including, without limitation, the 1940 Act and the Advisers Act and the rules and regulations promulgated thereunder.

The Sub-Adviser, on its own behalf and with respect to its Access Persons (as defined in subsection (e) of Rule 17j-1 under the 1940 Act), agrees to observe and comply with Rule 17j-1 and its Code of Ethics (which shall comply in all material respects with Rule 17j-1), as the same may be amended from time to time.  On at least an annual basis, the Sub-Adviser will comply with the reporting requirements of Rule 17j-1, which include (i) certifying to the Adviser and the Trust that the Sub-Adviser and its Access Persons have complied with the Sub-Adviser’s Code of Ethics with respect to the Assets and (ii) identifying any violations which have occurred with respect to the Assets.  The Sub-Adviser will have also submitted its Code of Ethics for its initial approval by the Trust’s Board of Trustees no later than the date of execution of this Agreement and subsequently within six months of any material change thereto.

(g)

Books and Records.  The Sub-Adviser shall maintain separate detailed records as are required by applicable laws and regulations of all matters hereunder pertaining to the Assets (the “Fund’s Records”), including, without limitation, brokerage and other records of all securities transactions.  The Sub-Adviser acknowledges that the Fund’s Records are property of the Trust; except to the extent that the Sub-Adviser is required to maintain the Fund’s Records under the Advisers Act or other applicable law and except that the Sub-Adviser, at its own expense, is entitled to make and keep a copy of the Fund’s Records for its internal files.  The Fund’s Records shall be available to the Adviser or the Trust at any time upon reasonable request during normal business hours and shall be available for telecopying promptly to the Adviser during any day that the Fund is open for business as set forth in the Prospectus.

(h)

Information Concerning Assets and Sub-Adviser.  From time to time as the Adviser or the Trust reasonably may request in good faith, the Sub-Adviser will furnish the requesting party reports on portfolio transactions and reports on the Assets, all in such reasonable detail as the parties may reasonably agree in good faith.  The Sub-Adviser will also inform the Adviser in a timely manner of material changes in portfolio managers responsible for Assets, any changes in the ownership or management of the Sub-Adviser, or of material changes in the control of the Sub-Adviser.  Upon the Trust’s or the Adviser’s reasonable request, the Sub-Adviser will make available those officers and employees that Sub-Adviser believes appropriate in its sole discretion to meet with the Trust’s Board of Trustees to review the Assets via telephone on a quarterly basis and on a less frequent basis as agreed upon by the parties in person.

Subject to the other provisions of this Agreement, the Sub-Adviser will also provide such information or perform such additional acts with respect to the Assets as are reasonably required for the Trust or the Adviser to comply with their respective obligations under applicable laws, including without limitation, the Code, the 1940 Act, the Advisers Act, and the Securities Act, and any rule or regulation thereunder.

(i)

Custody Arrangements.  The Trust or the Adviser shall notify the Sub-Adviser of the identities of its custodian banks and the custody arrangements therewith with respect to the Assets and shall give the Sub-Adviser written notice of any changes in such custodian banks or custody arrangements.  The Sub-Adviser shall on each business day provide the Adviser and the Trust’s custodian such information as the Adviser and the Trust’s custodian may reasonably request in good faith relating to all transactions concerning the Assets.  The Trust shall instruct its custodian banks to (A) carry out all investment instructions as may be directed by the Sub-Adviser with respect to the Assets (which instructions may be orally given if confirmed in writing); and (B) provide the Sub-Adviser with all operational information necessary for the Sub-Adviser to trade the Assets on behalf of the Fund.  The Sub-Adviser shall have no liability for the acts or omissions of the authorized custodian(s), unless such act or omission is required by and taken in reliance upon instructions given to the authorized custodian(s) by a representative of the Sub-Adviser properly authorized (pursuant to written instruction by the Adviser) to give such instructions.

3.

Independent Contractor.  In the performance of its services hereunder, the Sub-Adviser is and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund, the Trust or the Adviser in any way or otherwise be deemed an agent of the Fund, the Trust or the Adviser.

4.

Expenses.  During the term of this Agreement, Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement.  The Sub-Adviser shall not be responsible for any of the Trust’s, the Fund’s or Adviser’s expenses, which, without limiting the generality of the foregoing, shall include, the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Fund and any losses incurred in connection therewith; expenses of holding or carrying Assets, including, without limitation; organizational and offering expenses (which include, but are not limited to, out-of-pocket expenses, but not overhead or employee costs of the Sub-Adviser); expenses for legal, accounting and auditing services; taxes and governmental fees; dues and expenses incurred in connection with membership in investment company organizations; costs of printing and distributing shareholder reports, proxy materials, prospectuses, stock certificates and distribution of dividends; charges of the Fund’s custodians and sub-custodians, administrators and sub-administrators, registrars, transfer agents, dividend disbursing agents and dividend reinvestment plan agents; payment for portfolio pricing services to a pricing agent, if any; registration and filing fees of the SEC; expenses of registering or qualifying securities of the Fund for sale in the various states; freight and other charges in connection with the shipment of the Fund’s portfolio securities; fees and expenses of non-interested Trustees; salaries of shareholder relations personnel; costs of shareholders meetings; insurance; interest; brokerage costs; and litigation and other extraordinary or non-recurring expenses.  The Trust or the Adviser, as the case may be, shall reimburse the Sub-Adviser for any expenses of the Fund or the Adviser as may be reasonably incurred by such Sub-Adviser on behalf of the Fund or the Adviser.  The Sub-Adviser shall keep and supply to the Trust and the Adviser reasonable records of all such expenses.

5.

Investment Analysis and Commentary.  The Sub-Adviser will provide quarterly performance analysis and market commentary (the “Investment Report”) during the term of this Agreement.  The Investment Reports are due within 10 days after the end of each quarter.  In addition, interim Investment Reports shall be issued at such times as may be mutually agreed upon by the Adviser and Sub-Adviser; provided however, that any such interim Investment Report will be due within 10 days of the end of the month in which such agreement is reached between the Adviser and Sub-Adviser.  The subject of each Investment Report shall be mutually agreed upon.  The Adviser is freely able to publicly distribute the Investment Report.  In addition, if requested by the Adviser, the Sub-Adviser will co-author a white paper covering the investment strategy of the Fund.  The co-authored white paper will be completed at a mutually agreed upon deadline, and will be updated as needed should the investment strategy of the Fund materially change.

6.

Compensation.  For the services provided pursuant to this Agreement, the Sub-Adviser is entitled to an annual fee equal to 25 basis points per annum (0.25%) calculated at an annual rate based on the Fund’s average daily net assets.  Such fee will be computed daily and paid no later than the tenth (10th) business day following the end of each month, from the Adviser.

The method of determining the net asset value of the Assets for purposes hereof shall be the same as the method of determining net asset value for purposes of establishing the offering and redemption price of the shares of the Trust as described in the Fund’s Prospectus and/or SAI.  If this Agreement shall be effective for only a portion of a month with respect to the Fund, the aforesaid fee shall be prorated for the portion of such month during which this Agreement is in effect for the Fund.

7.

Representations and Warranties of Sub-Adviser.  The Sub-Adviser represents and warrants to the Adviser and the Trust as follows:

(a)

The Sub-Adviser is registered as an investment adviser under the Advisers Act;

(b)

The Sub-Adviser is a limited liability company duly organized and properly registered and operating under the laws of the State of South Carolina with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder;

(c)

The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary actions of its members or managers, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a violation of, or a material default under, (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser; and

(d)

The Form ADV of the Sub-Adviser provided to the Adviser and the Trust is a true and complete copy of the form, including that part or parts of the Form ADV filed with the SEC, that part or parts maintained in the records of the Sub-Adviser, and/or that part or parts provided or offered to clients, in each case as required under the Advisers Act and rules thereunder, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

8.

Representations and Warranties of Adviser.  The Adviser represents and warrants to the Sub-Adviser as follows:

(a)

The Adviser is registered as an investment adviser under the Advisers Act;

(b)

The Adviser is a limited liability company duly organized and validly existing under the laws of the State of Nebraska with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder;

(c)

The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action on the part of its members or managers, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a violation of, or a material default under, (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(d)

The Adviser acknowledges that it received a copy of the Sub-Adviser’s Form ADV prior to the execution of this Agreement; and

(e)

The Adviser and the Trust have duly entered into the Advisory Agreement pursuant to which the Trust authorized the Adviser to delegate certain of its duties under the Advisory Agreement to other investment advisers, including without limitation, the appointment of a Sub-Adviser with respect to assets of the Fund and the Adviser’s entering into and performing this Agreement.  The Adviser has the requisite authority to bind the Fund and the Trust, to the extent necessary, with respect to the duties or waivers of duties of the Fund and the Trust reference herein.

(f)

The Form ADV of the Adviser is a true and complete copy of the form, including that part or those parts of the Form ADV filed with the SEC, and/or that part or those parts provided or offered to clients, in each case as required under the Advisers Act and rules thereunder, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

9.

Survival of Representations and Warranties; Duty to Update Information.  All representations and warranties made by the Sub-Adviser and the Adviser pursuant to the recitals above and Sections 8 and 9, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true or accurate in all material effects.

10.

Liability and Indemnification.

(a)

Liability.  The Sub-Adviser shall exercise its best judgment in rendering its services in accordance with the terms of this Agreement, but otherwise, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser or a reckless disregard of its duties hereunder, the Sub-Adviser, each of its affiliates and all respective members, officers, managers and employees (“Affiliates”) and each person, if any, who within the meaning of the Securities Act controls the Sub-Adviser (“Controlling Persons”), if any, shall not be subject to any expenses or liability to the Adviser, the Trust or the Fund or any of the Fund’s shareholders, in connection with the matters to which this Agreement relates, including without limitation for any losses that may be sustained in the purchase, holding or sale of Assets.  The Adviser shall exercise its best judgment in rendering its obligations in accordance with the terms of this Agreement, but otherwise (except as set forth in Section 10(c) below), in the absence of willful misfeasance, bad faith or gross negligence on the part of the Adviser or a reckless disregard of its duties hereunder, the Adviser, any of its Affiliates and each of the Adviser’s Controlling Persons, if any, shall not be subject to any liability to the Sub-Adviser, for any act or omission in the case of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of Assets.  Notwithstanding the foregoing, nothing herein shall relieve the Adviser and the Sub-Adviser from any of their obligations under applicable law, including, without limitation, the federal and state securities laws.

(b)

Indemnification.  The Sub-Adviser shall indemnify the Adviser, the Trust and the Fund, and their respective Affiliates and Controlling Persons for any liability and expenses, including without limitation reasonable attorneys’ fees and expenses, which the Adviser, the Trust and/or the Fund and their respective Affiliates and Controlling Persons may sustain as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws.  Unless otherwise obligated under applicable law, the Sub-Adviser shall not be liable for indirect, punitive, special or consequential damages arising out of this Agreement.

The Adviser shall indemnify the Sub-Adviser, its Affiliates and its Controlling Persons, for any liability and expenses, including without limitation reasonable attorneys’ fees and expenses, which may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws.  Unless otherwise obligated under applicable law, the Adviser shall not be liable for indirect, punitive, special or consequential damages arising out of this Agreement.

(c)

The Sub-Adviser shall not be liable to the Adviser for acts of the Sub-Adviser which result from acts of the Adviser, including, but not limited to, a failure of the Adviser to provide accurate and current information with respect to any records maintained by the Adviser, which records are not also maintained by or otherwise available to the Sub-Adviser upon reasonable request.

11.

Duration and Termination.

(a)

Duration.  Unless sooner terminated, this Agreement shall continue for an initial period of no more than two years following the effective date of this Agreement, and thereafter shall continue automatically for successive annual periods with respect to the Fund, provided such continuance is specifically approved at least annually by the Trust’s Board of Trustees or vote of the lesser of (a) 67% of the shares of the Fund represented at a meeting if holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy or (b) more than 50% of the outstanding shares of the Fund; provided that in either event its continuance also is approved by a majority of the Trust’s Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

(b)

Termination.  Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time, without payment of any penalty:

(i)

By vote of a majority of the Trust’s Board of Trustees, or by “vote of a majority of the outstanding voting securities” of the Fund (as defined in the 1940 Act), upon 60 days prior written notice to the Sub-Adviser;

(ii)

By any party hereto upon written notice to the other party in the event of a breach of any provision of this Agreement by the other party if the breach is not cured within 30 days of notice of the breach; or

(iii)

By the Adviser or Sub-Adviser upon 60 days prior written notice to the other party and the Trust.

This Agreement shall not be assigned (as such term is defined in the 1940 Act) and shall terminate automatically in the event of its assignment or upon the termination of the Advisory Agreement.

12.

Duties of the Adviser.  The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement.  Nothing contained in this Agreement shall obligate the Adviser to provide any funding or other support for the purpose of directly or indirectly promoting investments in the Fund.

13.

Reference to Adviser and Sub-Adviser.

(a)

The Sub-Adviser grants, subject to the conditions below, the Adviser non-exclusive rights to use, display and promote trademarks of the Sub-Adviser in conjunction with any activity associated with the Fund upon the prior written consent of the Sub-Adviser.  The Adviser may promote the identity of the Sub-Adviser and services provided by the Sub-Adviser to the Adviser, which references shall not differ in substance from those included in the Prospectus, SAI and this Agreement, in any advertising or promotional materials.  The Adviser shall protect the goodwill and reputation of the Sub-Adviser in connection with marketing and promotion of the Fund.  The Adviser shall submit to the Sub-Adviser for its review and approval all such public informational materials relating to the Fund that refers to any recognizable variant or any registered mark or logo or other proprietary designation of the Sub-Adviser.  Notice of approval or disapproval will be provided promptly and in any event within three (3) business days.  Subsequent advertising or promotional materials having very substantially the same form as previously approved by the Sub-Adviser may be used by the Adviser without obtaining the Sub-Adviser’s consent unless such consent is withdrawn in writing by the Sub-Adviser.

(b)

Neither the Sub-Adviser nor any Affiliate or agent of Sub-Adviser shall make reference to or use the name of the Adviser or any of its Affiliates, or any of their clients, except references concerning the identity of and services provided by the Adviser to the Fund or to the Sub-Adviser, which references shall not differ in substance from those included in the Prospectus, SAI and this Agreement, in any advertising or promotional materials without the prior approval of Adviser, which approval shall not be unreasonably withheld or delayed and notice of approval or disapproval will be provided promptly and in any event within three (3) business days.  The Sub-Adviser hereby agrees to make all reasonable efforts to cause any affiliate of the Sub-Adviser to satisfy the foregoing obligation.

14.

Amendment.  This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: (a) the Trust’s Board of Trustees or by a vote of a majority of the outstanding voting securities of the Fund (as required by the 1940 Act), and (b) the vote of a majority of those Trustees of the Trust who are not “interested persons” of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

15.

Confidentiality.  Subject to the duties of the Adviser, the Trust and the Sub-Adviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential and shall not disclose any and all information pertaining to the Fund or its shareholders and the actions of the Sub-Adviser, the Adviser and the Fund in respect thereof; except to the extent:

(a)

Authorized.  The Adviser, Trust or Sub-Adviser, as appropriate, has authorized such disclosure;

(b)

Court or Regulatory Authority.  Disclosure of such information is expressly required or requested by a court or other tribunal of competent jurisdiction or applicable federal or state regulatory authorities;

(c)

Publicly Known Without Breach.  Such information becomes known to the general public without a breach of this Agreement or a similar confidential disclosure agreement regarding such information;

(d)

Already Known.  Such information already was known by the party prior to the date hereof;

(e)

Received From Third Party.  Such information was or is hereafter rightfully received by the party from a third party (expressly excluding the Fund’s custodian, prime broker and administrator) without restriction on its disclosure and without breach of this Agreement or of a similar confidential disclosure agreement regarding them; or

(f)

Independently Developed.  The party independently developed such information.

In addition, the Sub-Adviser and its officers, members, managers and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Fund, as a result of disclosing the Fund’s portfolio holdings.  The parties agree and acknowledge that the intellectual property, including without limitation, the strategy employed pursuant to this Agreement is the sole property of the Sub-Adviser and that any disclosure of such intellectual property, other than the disclosures contained in the Prospectus and SAI,  requires the sole written consent of the Sub-Adviser.  The Sub-Adviser agrees, consistent with its Code of Ethics, that neither it nor its officers, managers or employees may engage in personal securities transactions based on non-public information about the Fund’s portfolio holdings.  The parties agree that this Agreement does not limit Sub-Adviser’s ability to discuss its business practices, management strategies and business operations with any party and in any manner determined by Sub-Adviser, in its sole discretion, to be appropriate.  For the avoidance of doubt, the parties understand and agree that the Sub-Adviser is currently and will continue to utilize the same strategy employed pursuant hereto in the management of other clients’ assets for a fee and, as a result, does and will continue to disclose strategies and holdings that may be similar to the Fund’s.  Nothing contained herein is intended to prevent such action by Sub-Adviser.

16.

Notice.  Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered, or mailed postpaid to the other parties, or transmitted by facsimile with acknowledgment of receipt, to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

(a) If to the Sub-Adviser: Horizon Investments, LLC Attn: General Counsel 7401 Carmel Executive Park, Suite 106 Charlotte, NC 28226	(b) If to the Adviser: CLS Investments, LLC Attn: General Counsel 4020 South 147th Street Omaha, NE 68137

17.

Choice of Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York without reference to choice of law principles thereof and in accordance with the 1940 Act.  In the case of any conflict, the 1940 Act shall control. .

18.

Arbitration.  Adviser and Sub-Adviser understand and agree that, to the extent permitted by law, all claims arising out of this Agreement will be resolved through final and binding arbitration pursuant to the terms hereof.  In this regard, each acknowledge and agree that: (i) such arbitration will be final and binding on the parties; (ii) the parties are hereby waiving their rights to seek remedies in court, including the right to a jury trial; (iii) pre-arbitration discovery is generally more limited than and different from discovery conducted in connection with litigation; (iv) the arbitrator's award is not required to include factual findings or legal reasoning; and (v) a party's right to appeal or seek modification of rulings by the arbitrator will be strictly limited.

Such arbitration will be conducted in Charlotte, North Carolina.  Such arbitration will be held according to the securities arbitration rules then in effect of the American Arbitration Association.  Both parties understand that the other party may initiate arbitration by serving or mailing a written notice to the other party hereto by certified mail, return receipt requested.  Any award the arbitration panel makes will be final, and judgment on it may be entered in any court having jurisdiction.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable Federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award.  The prevailing party shall also be entitled to an award of reasonable attorney’s fees and costs incurred in connection with the enforcement of this Agreement.  No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action who is a member of a putative class action until:

(1)

The class certification is denied;

(2)

The class is decertified; or

(3)

The person is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

19.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same instrument.

20.

Certain Definitions.  For the purposes of this Agreement and except as otherwise provided herein, “interested person,” “affiliated person,” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC.

21.

Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

22.

Severability.  If any provision of this Agreement shall be held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

23.

Entire Agreement.  This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

ADVISER CLS INVESTMENTS, LLC By: _____________________________ Name: ____________________ Title: _____________________	SUB-ADVISER HORIZON INVESTMENTS, LLC By: _____________________________ Name: ____________________ Title: _____________________